UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): November 10, 2016

ASHFORD HOSPITALITY PRIME, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-35972	46-2488594
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
The information set forth under Item 2.03 below is incorporated by reference into this Item 1.01. The Credit Facility (as defined below) is filed with this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
ITEM 2.03     CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALNCE SHEET ARRAGEMENT OF A REGISTRANT.
On November 10, 2016, Ashford Hospitality Prime, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Facility”) with Ashford Hospitality Prime Limited Partnership, the Company’s operating partnership (the “Borrower”), Bank of America, N.A., as administrative agent, and the other financial institutions party thereto. The Credit Facility is an amendment and restatement of that certain Credit Agreement dated as of November 19, 2013, among the Borrower, the Company, Bank of America, N.A. and the lenders from time to time party thereto.
The Credit Facility is a senior secured revolving credit facility in the amount of $100 million, including $15 million available in letters of credit and $15 million available in swingline loans, subject to an accordion feature whereby the aggregate commitments may be expanded to $250 million, subject to certain limitations. The Credit Facility is a three-year interest-only facility with all outstanding principal due at maturity, subject to two one-year extension options, provided that each swingline loan must be repaid in full no later than five business days after such loan is made. The proceeds of the Credit Facility may be used for working capital, capital expenditures, property acquisitions, and any other lawful corporate purposes.
The Credit Facility is guaranteed by the Company and certain subsidiaries of the Company, and secured by a pledge of the equity interests of the Borrower and certain of its subsidiaries, all mortgage receivables and other investments, certain deposit accounts and certain securities accounts held by the Borrower or any guarantor.
Borrowings under the Credit Facility (other than a swingline loan) will bear interest, at the Borrower’s option, at either LIBOR for a designated interest period plus an applicable margin, or the base rate (as defined as the higher of the Bank of America prime rate, the federal funds rate plus 0.50% or LIBOR plus 1.0%) plus an applicable margin. The anticipated applicable margin for borrowings under the Credit Facility for base rate loans will range from 1.25% to 2.50% per annum and the applicable margin for LIBOR loans will range from 2.25% to 3.50% per annum, depending on the ratio of consolidated indebtedness to EBITDA ratio, with the lowest rate applying if such ratio is less than 4x, and the highest ratio applying if such ratio is greater than 6.0x. The Borrower is also required to pay a commitment fee to the lenders assessed on the unused portion of this facility (Swingline loans will not be considered utilization of the Credit Facility for purpose of this calculation). Each swingline loan will bear interest at the base rate plus the applicable margin for base rate-based loans under the Credit Facility. A default rate will apply on all obligations in the event of default under the Credit Facility at 2.0% above the otherwise applicable rate.
The Credit Facility contains customary terms, covenants, negative covenants, events of default, limitations and other conditions for credit facilities of this type. Subject to certain exceptions, the Company and the Borrower are subject to restrictions on incurring additional indebtedness, investments, mergers and fundamental changes, sales or other dispositions of property, dividends and stock redemptions, changes in the nature of the Borrower’s business, transactions with affiliates, burdensome agreements and capital expenditures.
The Company is also subject to certain financial covenants, including (i) consolidated indebtedness (less unrestricted cash) to EBITDA not to exceed 6.00x initially, with such ratio being reduced to 5.50x over time; provided however, that a variance of 0.50x for the first three fiscal quarters following a significant acquisition occurring after September 30, 2016 will be permitted; (ii) consolidated recourse indebtedness other than the Credit Facility not to exceed $50,000,000; (iii) consolidated fixed charge coverage ratio not less than 1.40x initially, with such ratio being increased to 1.50x over time; (iv) indebtedness of the consolidated parties that accrues interest at a variable rate (other than the Credit Facility) that is not subject to a “cap,” “collar,” or other similar arrangement not to exceed 25% of consolidated indebtedness; (v) consolidated tangible net worth not less than 75% of the consolidated tangible net worth on the closing date of the Credit Facility plus 75% of the net proceeds of any future equity issuances by the Company; (vi) restrictions on dividend payments during a continuing event of default; and (vii) secured debt that is secured by real property not to exceed 70% of the value of such real property.
The Credit Facility includes customary events of default, and the occurrence of an event of default will permit the lenders to terminate commitments to lend under the Credit Facility and accelerate payment of all amounts outstanding thereunder. If a default occurs and is continuing, the Company will be precluded from making distributions on the Company’s shares of common stock (other than those required to allow the Company to qualify and maintain the Company’s status as a real estate investment trust, so long as such default does not arise from a payment default or event of insolvency).

The Credit Facility is filed with this Form 8-K as Exhibit 10.1 and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the actual agreement.
ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit
Number     Exhibit Description

10.1
Amended and Restated Credit Agreement, dated as of November 10, 2016, by and among Ashford Hospitality Prime Limited Partnership, Ashford Hospitality Prime, Inc., Bank of America, N.A. and the other lenders party thereto.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 17, 2016

ASHFORD HOSPITALITY PRIME, INC.

By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel